Exhibit 10.5

Execution Copy

SHARE EXCHANGE AGREEMENT

This Share Exchange Agreement (this “Agreement”) is made and entered into as of August 9, 2024 (the “Effective Date”) by and between Star Equity Holdings, Inc., a Delaware corporation (the “Company”), and Enservco Corporation, a Delaware corporation (“Enservco”). The Company and Enservco are sometimes referred to herein individually as a “Party” and, collectively, as the “Parties”. Capitalized terms, unless otherwise defined herein, shall have the meanings ascribed to such terms in Article X hereof.

RECITALS:

WHEREAS, upon the terms and subject to the conditions set forth in this Agreement, Enservco desires to sell to the Company, and the Company desires to purchase from Enservco: (i) newly issued shares of Enservco common stock, par value $0.005 per share (the “Initial Common Shares”) representing 19.9% of the issued and outstanding equity interests in the Company as of the Effective Date, and (ii) newly issued shares of Enservco 2% Cumulative Mandatorily Convertible Series A Preferred Stock (the “Convertible Preferred Shares”, and collectively with the Initial Common Shares, the “Purchased Shares”) in exchange for an aggregate of 250,000 shares of the Company’s Series A Cumulative Perpetual Preferred Stock, par value $0.0001 per share (the “Exchange Shares”);

WHEREAS, concurrently with the Closing, the Company and Enservco will enter into the Registration Rights Agreement, pursuant to which Enservco has agreed to provide customary demand registration rights with respect to the Purchased Shares;

WHEREAS, concurrently with the Closing, the Company and Enservco will enter into the Board Designation Agreement, pursuant to which Enservco has agreed to provide the Company with the right to designate one person to serve on the Enservco board of directors pursuant to the terms and conditions set forth in the Board Designation Agreement;

WHEREAS, the board of directors of the Company has (i) determined that the transactions contemplated by this Agreement would be advisable and fair to, and in the best interests of, its stockholders and (ii) approved and adopted this Agreement, the issuance of the Exchange Shares and the other transactions contemplated by this Agreement in accordance with the DGCL; and

WHEREAS, the board of directors of Enservco has (i) determined that the transactions contemplated by this Agreement would be advisable and fair to, and in the best interests of, its stockholders and (ii) approved and adopted this Agreement, the issuance of the Purchased Shares and the other transactions contemplated by this Agreement in accordance with the DGCL.

NOW, THEREFORE, in consideration of the premises set forth above, which are incorporated in this Agreement as if fully set forth below, and the representations, warranties, covenants and agreements contained in this Agreement, and intending to be legally bound hereby, the Parties hereto agree as follows:

ARTICLE I
THE SHARE EXCHANGE

1.1     Purchase and Sale of Purchased Shares. At the Closing and subject to and upon the terms and conditions of this Agreement, Enservco shall sell, transfer, convey, assign and deliver to the Company, or as directed to an affiliate of the Company, and the Company shall purchase, acquire and accept from Enservco:

(a)      the Initial Common Shares, free and clear of all Liens (other than potential restrictions on resale under applicable securities Laws). The number of Purchased Shares shall be 9,023.035(determined by multiplying Enservco’s outstanding Common Stock as of the Effective Date by .199); and

(b)     the Convertible Preferred Shares, free and clear of all Liens (other than potential restrictions on resale under applicable securities Laws) as created by the Certificate of Designation, attached hereto as Exhibit C, convertible into 3,476,965 Converted Purchased Shares (determined by subtracting the Initial Common Shares from 12,500,000 (i.e. $2.5 million divided by $0.20 per share) (“Transaction Price”).

1.2     Consideration. At the Closing and subject to and upon the terms and conditions of this Agreement, in full payment for the Purchased Shares, the Company shall issue and deliver to Enservco the Exchange Shares free and clear of all Liens (other than potential restrictions on resale under applicable securities Laws).

ARTICLE II
CLOSING

2.1     Closing. The consummation of the transactions contemplated by this Agreement (the “Closing”) shall take place remotely, via electronic exchange of documents, commencing upon the satisfaction or waiver of all conditions and obligations of the Parties to consummate the transactions contemplated hereby (other than conditions and obligations with respect to the actions that the respective Parties will take at Closing) or such other place, date and time as the Parties may mutually determine (such date, the “Closing Date”).

ARTICLE III
REPRESENTATIONS AND WARRANTIES OF THE COMPANY

The Company represents and warrants to Enservco as follows:

3.1     Due Organization and Good Standing. The Company is a corporation duly incorporated, validly existing and in good standing under the Laws of Delaware. The Company has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as now being conducted. The Company is duly qualified or licensed and in good standing to conduct business in each jurisdiction in which the nature of the business conducted by it makes such qualification or licensing necessary, except for any deviations from any of the foregoing that would not reasonably be expected to have a Material Adverse Effect on the Company.

3.2     Authorization; Binding Agreement. The Company has all requisite corporate power and authority to execute and deliver this Agreement and each Ancillary Document to which it is a party, to perform the Company’s obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement and each Ancillary Document to which it is a party and the consummation of the transactions contemplated hereby and thereby (a) have been duly and validly authorized by the board of directors of the Company and (b) no other corporate proceedings, other than as set forth elsewhere in the Agreement, on the part of the Company, are necessary to authorize the execution and delivery of this Agreement and each Ancillary Document to which it is a party or to consummate the transactions contemplated hereby and thereby. This Agreement has been, and each Ancillary Document to which the Company is a party shall be when delivered, duly and validly executed and delivered by the Company and, assuming the due authorization, execution and delivery of this Agreement and such Ancillary Documents by the other parties hereto and thereto, constitutes, or when delivered shall constitute, the valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except to the extent that enforceability thereof may be limited by applicable bankruptcy, insolvency, reorganization and moratorium laws and other laws of general application affecting the enforcement of creditors’ rights generally or by any applicable statute of limitation or by any valid defense of set-off or counterclaim, and the fact that equitable remedies or relief (including the remedy of specific performance) are subject to the discretion of the court from which such relief may be sought (collectively, the “Enforceability Exceptions”).

3.3     Governmental Approvals. No Consent of or with any Governmental Authority, on the part of the Company is required to be obtained or made in connection with the execution, delivery or performance by the Company of this Agreement and each Ancillary Document to which it is a party or the consummation by the Company of the transactions contemplated hereby and thereby, other than (a) such filings as may be required in any jurisdiction where the Company is qualified or authorized to conduct business as a foreign corporation in order to maintain such qualification or authorization, (b) such filings as contemplated by this Agreement and the Ancillary Agreements, (c) any filings required with the Nasdaq Global Market with respect to the transactions contemplated by this Agreement and the Ancillary Agreements, (d) applicable requirements, if any, of the Securities Act, the Exchange Act, and/ or any state “blue sky” securities Laws, and the rules and regulations thereunder, and (e) where the failure to obtain or make such Consents or to make such filings or notifications, would not reasonably be expected to have a Material Adverse Effect on the Company.

3.4     Non-Contravention. The execution and delivery by the Company of this Agreement and each Ancillary Document to which it is a party, the consummation by the Company of the transactions contemplated hereby and thereby, and compliance by the Company with any of the provisions hereof and thereof, will not (a) conflict with or violate any provision of the Company’s Organizational Documents, (b) be subject to obtaining any Consents from Governmental Authorities referred to in Section 3.3 hereof, and any condition precedent to such Consent or waiver having been satisfied, conflict with or violate any Law, Order or Consent applicable to the Company or any of its properties or assets, or (c) (i) violate, conflict with or result in a breach of, (ii) constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, (iii) result in the termination, withdrawal, suspension, cancellation or modification of, (iv) accelerate the performance required by the Company under, (v) result in a right of termination or acceleration under, (vi) give rise to any obligation to make payments or provide compensation under, (vii) result in the creation of any Lien upon any of the properties or assets of the Company under, (viii) give rise to any obligation to obtain any third party consent or provide any notice to any Person or (ix) give any Person the right to declare a default, exercise any remedy, claim a rebate, chargeback, penalty or change in delivery schedule, accelerate the maturity or performance, cancel, terminate or modify any right, benefit, obligation or other term under, any of the terms, conditions or provisions of, any material contract, except for any deviations from any of the foregoing clauses (b) or (c) that would not reasonably be expected to have a Material Adverse Effect on the Company.

3.5      Capitalization.

(a)     The Company is authorized to issue 50,000,000 shares of common stock, par value $0.0001 per share, and 10,000,000,000 shares of preferred stock, of which 8,000,000 shares are designated as Series A Preferred Stock, par value $0.0001 per share. All outstanding capital stock of the Company has been duly authorized, validly issued, fully paid and non-assessable and not subject to or issued in violation of any purchase option, right of first refusal, preemptive right, subscription right or any similar right under any provision of the DGCL, the Company Charter or any Contract to which the Company is a party, except as applicable to common shares and as set forth within the Company SEC Reports regarding certain tax preservation plans historically implemented from time to time, and warrant provisions that take effect upon certain subsequent Company actions. None of the outstanding capital stock of the Company has been issued in violation of any applicable securities Laws.

(b)     Except as set forth in the Company SEC Reports, there are no (i) outstanding options, warrants, puts, calls, convertible securities, preemptive or similar rights, (ii) bonds, debentures, notes or other Indebtedness having general voting rights or that are convertible or exchangeable into securities having such rights or (iii) subscriptions or other rights, agreements, arrangements, Contracts or commitments of any character (A) relating to the issued or unissued shares of the Company, or (B) obligating the Company to issue, transfer, deliver or sell or cause to be issued, transferred, delivered, sold or repurchased any options or shares or securities convertible into or exchangeable for such shares, or (C) obligating the Company to grant, extend or enter into any such option, warrant, call, subscription or other right, agreement, arrangement or commitment for such capital shares. Other than as expressly set forth in this Agreement, or in the Company SEC Reports, there are no outstanding obligations of the Company to repurchase, redeem or otherwise acquire any shares of the Company or to provide funds to make any investment (in the form of a loan, capital contribution or otherwise) in any Person. Except as set forth in the Company SEC Reports, there are no shareholders agreements, voting trusts or other agreements or understandings to which the Company is a party with respect to the voting of any shares of the Company.

3.6      SEC Filings and Financials.

(a)     The Company, since May 20, 2024, has filed all forms, reports, schedules, statements, prospectuses and other documents required to be filed or furnished by the Company with the SEC under the Securities Act and/or the Exchange Act, together with any amendments, restatements or supplements thereto. Except to the extent otherwise available on the SEC’s web site through EDGAR, the Company has delivered to Enservco copies in the form filed with the SEC of all of the following: (i) the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2023, (ii) the Company’s Quarterly Reports on Form 10-Q for each fiscal quarter in the fiscal year ended December 31, 2023, (iii) all other forms, reports, registration statements, prospectuses and other documents (other than preliminary materials) filed by the Company with the SEC since May 20, 2024 (the forms, reports, registration statements, prospectuses and other documents referred to in clauses (i), (ii) and (iii) above, whether or not available through EDGAR, are, collectively, the “Company SEC Reports”) and (iv) all certifications and statements required by (A) Rules 13a-14 or 15d-14 under the Exchange Act, and (B) 18 U.S.C. §1350 (Section 906 of SOX) with respect to any report referred to in clause (i) above (collectively, the “Company Public Certifications”). The Company SEC Reports (y) were prepared in all material respects in accordance with the requirements of the Securities Act and the Exchange Act, as the case may be, and the rules and regulations thereunder and (z) did not, as of their respective effective dates (in the case of Company SEC Reports that are registration statements filed pursuant to the requirements of the Securities Act) and at the time they were filed with the SEC (in the case of all other Company SEC Reports) contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading. The Company Public Certifications are each true as of their respective dates of filing. As of the Effective Date, the Company’s common stock and Series A Preferred Stock are listed on the Nasdaq Global Market.

(b)     The financial statements and notes contained or incorporated by reference in the Company SEC Reports (the “Company Financials”) fairly present in all material respects the financial position and the results of operations, changes in shareholders’ equity, and cash flows of the Company at the respective dates of and for the periods referred to in such financial statements, all in accordance with (i) GAAP methodologies applied on a consistent basis throughout the periods involved and (ii) Regulation S-X or Regulation S-K, as applicable (except as may be indicated in the notes thereto and for the omission of notes and audit adjustments in the case of unaudited quarterly financial statements to the extent permitted by Regulation S-X or Regulation S-K, as applicable).

(c)     Except as and to the extent reflected or reserved against in the Company Financials, the Company has not incurred any Liabilities or obligations of the type required to be reflected on a balance sheet in accordance with GAAP that is not adequately reflected or reserved on or provided for in the Company Financials, other than Liabilities of the type required to be reflected on a balance sheet in accordance with GAAP that have been incurred in the ordinary course of business.

3.7     Absence of Certain Changes. As of the Effective Date, the Company has not received any written notice of or has reason to believe that there exists a Material Adverse Effect.

3.8     Actions; Orders; Permits. There is no pending or, to the Knowledge of the Company, threatened Action to which the Company is subject which would reasonably be expected to have a Material Adverse Effect on the Company. There is no material Action that the Company has pending against any other Person. The Company is not subject to any material Orders of any Governmental Authority, nor are any such Orders pending. The Company holds all Permits necessary to lawfully conduct its business as presently conducted, and to own, lease and operate its assets and properties, all of which are in full force and effect, except where the failure to hold such Permit or for such Permit to be in full force and effect would not reasonably be expected to have a Material Adverse Effect on the Company.

3.9     Ownership. All Exchange Shares have been duly authorized and, upon issuance and delivery of such Exchange Shares, shall be validly issued, fully paid and non-assessable, free and clear of all Liens, other than restrictions arising from applicable securities Laws and any Liens incurred by Enservco, and the issuance and sale of such Exchange Shares pursuant hereto will not be subject to or give rise to any preemptive rights or rights of first refusal.

3.10     Independent Investigation. The Company has conducted its own independent investigation, review and analysis of the business, results of operations, prospects, condition (financial or otherwise) or assets of Enservco and acknowledges that it has been provided adequate access to the personnel, properties, assets, premises, books and records, and other documents and data of Enservco for such purpose. The Company acknowledges and agrees that: (a) in making its decision to enter into this Agreement and to consummate the transactions contemplated hereby, it has relied solely upon its own investigation and the express representations and warranties of Enservco set forth in Article IV (including the related portions of the Enservco Disclosure Schedules (as defined below)) and (b) neither Enservco nor its Representatives have made any representation or warranty as to Enservco or this Agreement, except as expressly set forth in Article IV (including the related portions of the Enservco Disclosure Schedules).

3.11     Investment Representations. The Company: (a) is an “accredited investor” as such term is defined in Rule 501(a) of Regulation D under the Securities Act; (b) is acquiring the Purchased Shares for itself for investment purposes only, and not with a view towards any resale or distribution of such Purchased Shares; (c) has been advised and understands that the Purchased Shares (i) are being issued in reliance upon one or more exemptions from the registration requirements of the Securities Act and any applicable state securities Laws, (ii) have not been registered under the Securities Act or any applicable state securities Laws and, therefore, and cannot be resold unless they are registered under the Securities Act and all applicable state securities Laws, unless exemptions from registration are available, and (iii) will bear an appropriate restrictive legend reflecting that they cannot be resold unless they are registered under the Securities Act and all applicable state securities Laws, unless exemptions from registration are available; and (d) is aware that an investment in Enservco is a speculative investment and is subject to the risk of complete loss. The Company does not have any Contract with any Person to sell, transfer, or grant participations to such Person, or to any third Person, with respect to the Purchased Shares. By reason of the Company’s business or financial experience, or by reason of the business or financial experience of the Company’s “purchaser representatives” (as that term is defined in Rule 501(h) under the Securities Act), the Company is capable of evaluating the risks and merits of an investment in Enservco and of protecting its interests in connection with this investment. The Company has carefully read and understands all materials provided by or on behalf of Enservco or its Representatives to the Company or its Representative pertaining to an investment in Enservco, including without limitation the Enservco SEC Reports and Enservco Financials (as defined below) and has consulted, as the Company has deemed advisable, with its own attorneys, accountants or investment advisors with respect to the investment contemplated hereby and its suitability for the Company. The Company acknowledges that the Purchased Shares are subject to dilution for events not under the control of Enservco. The Company has completed its independent inquiry and has relied fully upon the advice of its own legal counsel, accountant, financial and other Representatives in determining the legal, tax, financial and other consequences of this Agreement and the transactions contemplated hereby and the suitability of this Agreement and the transactions contemplated hereby for the Company and its particular circumstances, and, except as set forth herein, has not relied upon any representations or advice by Enservco or its Representatives. The Company acknowledges and agrees that the Company has not been guaranteed or represented to by any Person, (i) any specific amount or the event of the distribution of any cash, property or other interest in Enservco or (ii) the profitability or value of the Purchased Shares in any manner whatsoever. The Company: (A) has been represented by independent counsel (or has had the opportunity to consult with independent counsel and has declined to do so); (B) has had the full right and opportunity to consult with the Company’s attorneys and other advisors and has availed itself of this right and opportunity; (C) has carefully read and fully understands this Agreement, the Enservco SEC Reports and the Enservco Financials in their entirety and has had such documents and filings and financial statements fully explained to it by such counsel; (D) is fully aware of the contents hereof and the meaning, intent and legal effect thereof; and (E) is competent to execute this Agreement and has executed this Agreement free from coercion, duress or undue influence.

ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF ENSERVCO

Enservco represents and warrants to the Company as follows, after due inquiry:

4.1     Due Organization and Good Standing. Enservco is a corporation duly incorporated, validly existing and in good standing under the Laws of Delaware. Enservco has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as now being conducted. Enservco is duly qualified or licensed and in good standing to conduct business in each jurisdiction in which the nature of the business conducted by it makes such qualification or licensing necessary, except for any deviations from any of the foregoing that would not reasonably be expected to have a Material Adverse Effect on Enservco. Enservco has provided to the Company accurate and complete copies of its Organizational Documents, as amended to date and as currently in effect. Enservco is not in violation of any provision of its Organizational Documents.

4.2     Authorization; Binding Agreement. Enservco has all requisite corporate power and authority to execute and deliver this Agreement and each Ancillary Document to which it is a party, to perform Enservco’s obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement and each Ancillary Document to which Enservco is a party and the consummation of the transactions contemplated hereby and thereby, (a) have been duly and validly authorized by Enservco’s board of directors to the extent required by Enservco’s Organizational Documents, any other applicable Law or any Contract to which Enservco or any of its shareholders is a party or by which it or its securities are bound and (b) no other proceedings on the part of Enservco are necessary to authorize the execution and delivery of this Agreement and each Ancillary Document to which it is a party or to consummate the transactions contemplated hereby and thereby. This Agreement has been, and each Ancillary Document to which Enservco is a party shall be when delivered, duly and validly executed and delivered by Enservco and assuming the due authorization, execution and delivery of this Agreement and any such Ancillary Document by the other parties hereto and thereto, constitutes, or when delivered shall constitute, the legal, valid and binding obligation of Enservco, enforceable against Enservco in accordance with its terms, subject to the Enforceability Exceptions.

4.3      Capitalization.

(a)     Enservco is authorized to issue (i) 100,000,000 shares of its common stock, $0.005 par value per share of which 45,341,876 are issued and outstanding as of the Effective Date, and (ii) 10,000,000 shares of its preferred stock of which 4,000,000 are designated pursuant to the Certificate of Designation for which none are issued and outstanding as of the Effective Date. All of the outstanding equity interests in or of Enservco have been duly authorized, validly issued, fully paid and non-assessable and not subject to or issued in violation of any purchase option, right of first refusal, preemptive right, subscription right or any similar right under any provision of any applicable Law, the Enservco Charter or any Contract to which Enservco is a party. None of the outstanding equity interests in or of Enservco were issued in violation of any applicable securities Laws.

(b)     Except as set forth in the Enservco SEC Reports, there are no (i) outstanding options, warrants, puts, calls, convertible securities, preemptive or similar rights, (ii) bonds, debentures, notes or other Indebtedness having general voting rights or that are convertible or exchangeable into securities having such rights or (iii) subscriptions or other rights, agreements, arrangements, Contracts or commitments of any character (A) relating to the issued or unissued shares of Enservco, or (B) obligating Enservco to issue, transfer, deliver or sell or cause to be issued, transferred, delivered, sold or repurchased any options or shares or securities convertible into or exchangeable for such shares, or (C) obligating Enservco to grant, extend or enter into any such option, warrant, call, subscription or other right, agreement, arrangement or commitment for such capital shares. Other than as expressly set forth in this Agreement, or in the Enservco SEC Reports, there are no outstanding obligations of Enservco to repurchase, redeem or otherwise acquire any shares of Enservco or to provide funds to make any investment (in the form of a loan, capital contribution or otherwise) in any Person. Except as set forth in the Enservco SEC Reports, there are no shareholders agreements, voting trusts or other agreements or understandings to which Enservco is a party with respect to the voting of any shares of Enservco. As a result of the consummation of the transactions contemplated by this Agreement, no equity interests in or of Enservco are issuable and no rights in connection with any interests, warrants, rights, options or other securities of Enservco accelerate or otherwise become triggered (whether as to vesting, exercisability, convertibility or otherwise).

(c)     Enservco has not declared or paid any distribution or dividend in respect of its equity interests and has not repurchased, redeemed or otherwise acquired any shares or other equity interests in or of Enservco, and the board of directors of Enservco has not authorized any of the foregoing.

4.4     Subsidiaries. Schedule 4.4 sets forth the name of each Subsidiary of Enservco, and with respect to each Subsidiary (a) its jurisdiction of organization, (b) its authorized shares or other equity interests (if applicable), (c) the number of issued and outstanding shares or other equity interests and the record holders and beneficial owners thereof and (d) its Tax election to be treated as a corporate or a disregarded entity under the Code and any state or applicable non-U.S. Tax laws, if any. All of the outstanding equity securities of each Subsidiary of Enservco are duly authorized and validly issued, fully paid and non-assessable (if applicable), and were offered, sold and delivered in compliance with all applicable securities Laws, and owned by Enservco or one of its Subsidiaries free and clear of all Liens (other than those, if any, imposed by such Subsidiary’s Organizational Documents). There are no Contracts to which Enservco or any of its Affiliates is a party or bound with respect to the voting (including voting trusts or proxies) of the shares or other equity interests of any Subsidiary of Enservco other than the Organizational Documents of any such Subsidiary. There are no outstanding or authorized options, warrants, rights, agreements, subscriptions, convertible securities or commitments to which any Subsidiary of Enservco is a party or which are binding upon any Subsidiary of Enservco providing for the issuance or redemption of any shares or other equity interests in or of any Subsidiary of Enservco. There are no outstanding equity appreciation, phantom equity, profit participation or similar rights granted by any Subsidiary of Enservco. No Subsidiary of Enservco has any limitation on its ability to make any distributions or dividends to its equity holders, whether by Contract, Order or applicable Law. Except for the equity interests of the Subsidiaries listed on Schedule 4.4, Enservco does not own or have any rights to acquire, directly or indirectly, any shares or other equity interests of any Person. None of Enservco or its Subsidiaries is a participant in any joint venture, partnership or similar arrangement. There are no outstanding material contractual obligations of Enservco or its Subsidiaries to provide funds to, or make any investment (in the form of a loan, capital contribution or otherwise) in, any other Person (other than loans to customers in the ordinary course of business).

4.5     Governmental Approvals. No Consent of or with any Governmental Authority on the part of Enservco is required to be obtained or made in connection with the execution, delivery or performance by Enservco of this Agreement or any Ancillary Documents to which it is a party or the consummation by Enservco of the transactions contemplated hereby or thereby, other than (a) such filings as may be required in any jurisdiction where Enservco is qualified or authorized to conduct business as a foreign corporation in order to maintain such qualification or authorization, (b) such filings as contemplated by this Agreement and the Ancillary Agreements, (c) any filings required with NYSE American with respect to the transactions contemplated by this Agreement and the Ancillary Agreements, (d) applicable requirements, if any, of the Securities Act, the Exchange Act, and/ or any state “blue sky” securities Laws, and the rules and regulations thereunder, and (e) where the failure to obtain or make such Consents or to make such filings or notifications, would not reasonably be expected to have a Material Adverse Effect on Enservco.

4.6     Non-Contravention. The execution and delivery by Enservco of this Agreement and each Ancillary Document to which Enservco is a party, and the consummation by Enservco of the transactions contemplated hereby and thereby and compliance by Enservco with any of the provisions hereof and thereof, will not (a) conflict with or violate any provision of Enservco’s Organizational Documents, (b) subject to obtaining any Consents from Governmental Authorities referred to in Section 4.5 hereof, and any condition precedent to such Consent or waiver having been satisfied, conflict with or violate any Law, Order or Consent applicable to Enservco or any of its properties or assets, or (c) (i) violate, conflict with or result in a breach of, (ii) constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, (iii) result in the termination, withdrawal, suspension, cancellation or modification of, (iv) accelerate the performance required by Enservco under, (v) result in a right of termination or acceleration under, (vi) give rise to any obligation to make payments or provide compensation under, (vii) result in the creation of any Lien upon any of the properties or assets of Enservco under, (viii) give rise to any obligation to obtain any third party consent or provide any notice to any Person or (ix) give any Person the right to declare a default, exercise any remedy, claim a rebate, chargeback, penalty or change in delivery schedule, accelerate the maturity or performance, cancel, terminate or modify any right, benefit, obligation or other term under, any of the terms, conditions or provisions of, any Enservco Material Contract, except for any deviations from any of the foregoing clauses (b)-(c) that would not reasonably be expected to have an Adverse Effect on Enservco, and have been set forth in Schedule 4.6.

4.7      SEC Filings and Financials.

(a)     Enservco, since May 15, 2024, has filed all forms, reports, schedules, statements, prospectuses and other documents required to be filed or furnished by Enservco with the SEC under the Securities Act and/or the Exchange Act, together with any amendments, restatements or supplements thereto. Except to the extent otherwise available on the SEC’s web site through EDGAR, Enservco has delivered to the Company copies in the form filed with the SEC of all of the following: (i) Enservco’s Annual Report on Form 10-K for the fiscal year ended December 31, 2023, (ii) Enservco’s Quarterly Reports on Form 10-Q for each fiscal quarter in the fiscal year ended December 31, 2023, (iii) all other forms, reports, registration statements, prospectuses and other documents (other than preliminary materials) filed by Enservco with the SEC since May 15, 2024 (the forms, reports, registration statements, prospectuses and other documents referred to in clauses (i), (ii) and (iii) above, whether or not available through EDGAR, are, collectively, the “Enservco SEC Reports”) and (iv) all certifications and statements required by (A) Rules 13a-14 or 15d-14 under the Exchange Act, and (B) 18 U.S.C. §1350 (Section 906 of SOX) with respect to any report referred to in clause (i) above (collectively, the “Enservco Public Certifications”). The Enservco SEC Reports (y) were prepared in all material respects in accordance with the requirements of the Securities Act and the Exchange Act, as the case may be, and the rules and regulations thereunder and (z) did not, as of their respective effective dates (in the case of Enservco SEC Reports that are registration statements filed pursuant to the requirements of the Securities Act) and at the time they were filed with the SEC (in the case of all other Enservco SEC Reports) contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading. The Enservco Public Certifications are each true as of their respective dates of filing. As of the Effective Date, the shares of Enservco common stock are listed on NYSE American.

(b)     The financial statements and notes contained or incorporated by reference in the Enservco SEC Reports (the “Enservco Financials”) fairly present in all material respects the financial position and the results of operations, changes in shareholders’ equity, and cash flows of Enservco at the respective dates of and for the periods referred to in such financial statements, all in accordance with (i) GAAP methodologies applied on a consistent basis throughout the periods involved and (ii) Regulation S-X or Regulation S-K, as applicable (except as may be indicated in the notes thereto and for the omission of notes and audit adjustments in the case of unaudited quarterly financial statements to the extent permitted by Regulation S-X or Regulation S-K, as applicable).

(c)     Except as and to the extent reflected or reserved against in the Enservco Financials, Enservco has not incurred any Liabilities or obligations of the type required to be reflected on a balance sheet in accordance with GAAP that is not adequately reflected or reserved on or provided for in the Enservco Financials, other than Liabilities of the type required to be reflected on a balance sheet in accordance with GAAP that have been incurred in the ordinary course of business.

4.8     Absence of Certain Changes. Except as set forth for the Notice of Delisting from the NYSE American, since December 31, 2023, Enservco (a) has conducted its business only in the ordinary course of business consistent with past practice and (b) has not received any written notice of a Material Adverse Effect.

4.9      Compliance with Laws. Enservco is not or has not been in material conflict or non-compliance with, or in material default or violation of, nor has Enservco received, since December 31, 2023, any written or, to the Knowledge of the Company, oral notice of any material conflict or non-compliance with, or material default or violation of, any applicable Laws by which it or any of its properties, assets, employees, business or operations are or were bound or affected.

4.10     Actions; Orders; Permits. Set forth on Schedule 4.10 is a complete list of litigation matters. There is no pending or, to the Knowledge of Enservco, threatened Action to which Enservco is subject which would reasonably be expected to have a Material Adverse Effect on Enservco. There is no material Action that Enservco has pending against any other Person. Enservco is not subject to any material Orders of any Governmental Authority, nor are any such Orders pending. Enservco holds all Permits necessary to lawfully conduct its business as presently conducted, and to own, lease and operate its assets and properties, all of which are in full force and effect, except where the failure to hold such Permit or for such Permit to be in full force and effect would not reasonably be expected to have a Material Adverse Effect on Enservco.

4.11     Material Contracts.

(a)     Schedule 4.11(a) sets forth a true, correct and complete list of each Contract to which Enservco is a party (each contract required to be set forth on Schedule 4.11(a), a “Enservco Material Contract”) that:

(i)     contains covenants that limit the ability of Enservco (A) to compete in any line of business or with any Person or in any geographic area or to sell, or provide any service or product or solicit any Person, including any non-competition covenants, employee and customer non-solicit covenants, exclusivity restrictions, rights of first refusal or most-favored pricing clauses or (B) to purchase or acquire an interest in any other Person;

(ii)     involves any joint venture, profit-sharing, partnership, limited liability company or other similar agreement or arrangement relating to the formation, creation, operation, management or control of any partnership or joint venture;

(iii)     involves any exchange traded, over the counter or other swap, cap, floor, collar, futures contract, forward contract, option or other derivative financial instrument or Contract, based on any commodity, security, instrument, asset, rate or index of any kind or nature whatsoever, whether tangible or intangible, including currencies, interest rates, foreign currency and indices;

(iv)     evidences Indebtedness (whether incurred, assumed, guaranteed or secured by any asset) of Enservco having an outstanding principal amount in excess of $100,000;

(v)     involves the acquisition or disposition, directly or indirectly (by merger or otherwise), of assets with an aggregate value in excess of $100,000 (other than in the ordinary course of business consistent with past practice) or shares or other equity interests in or of another Person;

(vi)     relates to any merger, consolidation or other business combination with any other Person or the acquisition or disposition of any other entity or its business or material assets or the sale of Enservco, its business or material assets;

(vii)     by its terms, individually or with all related Contracts, calls for aggregate payments or receipts by Enservco under such Contract or Contracts of at least $50,000 per year or $150,000 in the aggregate;

(viii)     obligates Enservco to provide continuing indemnification or a guarantee of obligations of a third party after the date hereof in excess of $100,000;

(ix)     is between Enservco and any Top Customer or Top Supplier (other than in the ordinary course of business);

(x)     is between Enservco and any directors, officers or employees of Enservco (other than at-will employment arrangements with employees entered into in the ordinary course of business consistent with past practice), including all non-competition, severance and indemnification agreements, or any Related Person;

(xi)     obligates Enservco to make any capital commitment or expenditure in excess of $25,000 (including pursuant to any joint venture);

(xii)     relates to a material settlement entered into within two (2) years prior to the Effective Date or under which Enservco has outstanding obligations (other than customary confidentiality obligations or in the ordinary course of business);

(xiii)     provides another Person (other than another Enservco or any manager, director or officer of Enservco) with a power of attorney;

(xiv)     relates to any real estates, including, without limitation, leases, lease guarantees, agreements and documents related thereto;

(xv)      evidences any Liens; or

(xvi)     is otherwise material to Enservco and not described in clauses (i) through (xv) above.

(b)     With respect to each Enservco Material Contract: (i) such Enservco Material Contract is valid and binding and enforceable in all respects against Enservco party thereto (subject to the Enforceability Exceptions) and, to the Knowledge of Enservco, each other party thereto, and is in full force and effect; (ii) neither the execution of this Agreement nor the consummation of the transactions contemplated by this Agreement will affect the validity or enforceability of any Enservco Material Contract; (iii) Enservco is not in breach or default in any respect, and no event has occurred that with the passage of time or giving of notice or both would constitute a breach or default by Enservco, or permit termination or acceleration by the other party thereto, under such Enservco Material Contract; (iv) to the Knowledge of Enservco, no other party to such Enservco Material Contract is in breach or default in any respect, and no event has occurred that with the passage of time or giving of notice or both would constitute such a breach or default by such other party, or permit termination or acceleration by Enservco, under such Enservco Material Contract; (v) Enservco has not received written or, to the Knowledge of Enservco, oral notice of an intention by any party to any such Enservco Material Contract that provides for a continuing obligation by any party thereto to terminate such Enservco Material Contract or amend the terms thereof, other than modifications in the ordinary course of business that do not adversely affect Enservco; and (vi) Enservco has not waived any rights under any such Enservco Material Contract.

4.12     Taxes and Returns.

(a)     Enservco has or will have timely filed, or caused to be timely filed, all Tax Returns and reports required to be filed by it (taking into account all available extensions), which Tax Returns are true, accurate, correct and complete in all material respects, and has paid, collected or withheld, or caused to be paid, collected or withheld, all Taxes required to be paid, collected or withheld, other than such Taxes for which adequate reserves in the Enservco Financials have been established.

(b)     There is no current pending or, to the Knowledge of Enservco, threatened Action against Enservco by a Governmental Authority in a jurisdiction where Enservco does not file Tax Returns that alleges it is or may be subject to taxation by that jurisdiction.

(c)     Enservco is not being audited by any Tax authority or has been notified in writing or, to the Knowledge of Enservco, orally by any Tax authority that any such audit is contemplated or pending. There are no claims, assessments, audits, examinations, investigations or other Actions pending against Enservco in respect of any Tax, and Enservco has not been notified in writing of any proposed Tax claims or assessments against it (other than, in each case, claims or assessments for which adequate reserves in the Enservco Financials have been established). Enservco has complied with all applicable Laws relating to Tax, except for those laws where noncompliance would not have a Material Adverse Effect.

4.13     Transactions with Related Persons. Except as set forth in the financial statements and related notes, or as disclosed in Enservco SEC Reports, delivered to the Company, neither Enservco nor any of its Affiliates, nor any officer, director, manager, employee, trustee or beneficiary of Enservco or any of its Affiliates, nor any immediate family member of any of the foregoing (whether directly or indirectly through an Affiliate of such Person) (each of the foregoing, a “Related Person”) is party to any transaction with Enservco, including any Contract or other arrangement (a) providing for the furnishing of services by (other than as officers, directors or employees of Enservco), (b) providing for the rental of real property or Personal Property from or (c) otherwise requiring payments to (other than for services or expenses as directors, officers or employees of Enservco in the ordinary course of business consistent with past practice), any Related Person or any Person in which any Related Person has an interest as an owner, officer, manager, director, trustee or partner or in which any Related Person has any direct or indirect interest (other than the ownership of securities representing no more than two percent (2%) of the outstanding voting power or economic interest of a publicly traded company). Except as set forth in the financial statements and related notes or as disclosed in Enservco SEC Reports previously delivered to the Company, Enservco has no outstanding Contract or other arrangement or commitment with any Related Person, and no Related Person owns any real property or Personal Property, or right, tangible or intangible which is used in the business of Enservco.

4.14     Books and Records. All of the financial books and records of Enservco are complete and accurate in all material respects and have been maintained in the ordinary course consistent with past practice and in accordance with applicable Laws.

4.15     Certain Business Practices. Enservco, nor, to the Knowledge of Enservco any of its respective Representatives acting on its behalf has (i) used any funds for unlawful contributions, gifts, entertainment or other unlawful expenses relating to political activity, (ii) made any unlawful payment to foreign or domestic government officials or employees, to foreign or domestic political parties or campaigns or violated any provision of the Foreign Corrupt Practices Act of 1977 or any comparable or similar Law of any other country or other jurisdiction, or (iii) made any other unlawful payment. Enservco, nor, to the Knowledge of Enservco any of its respective Representatives acting on its behalf has directly or indirectly, given or agreed to give any gift or similar benefit in any material amount to any customer, supplier, governmental employee or other Person who is or may be in a position to help or hinder Enservco or assist Enservco in connection with any actual or proposed transaction. The operations of Enservco are and have been conducted at all times in compliance with laundering statutes in all applicable jurisdictions, the rules and regulations thereunder and any related or similar rules, regulations or guidelines, issued, administered or enforced by any Governmental Authority, and no Action involving Enservco with respect to the any of the foregoing is pending or, to the Knowledge of Enservco, threatened. Enservco nor, to the Knowledge of Enservco, any of its respective Representative acting on behalf of Enservco is currently identified on the specially designated nationals or other blocked person list or otherwise currently subject to any U.S. sanctions administered by OFAC, and Enservco has not, directly or indirectly, used any funds, or loaned, contributed or otherwise made available such funds to any Subsidiary, joint venture partner or other Person, in connection with any sales or operations in any country sanctioned by OFAC or for the purpose of financing the activities of any Person currently subject to, or otherwise in violation of, any U.S. sanctions administered by OFAC in the last five (5) fiscal years. Enservco has not engaged in transactions with, or exported any of its products or associated technical data (i) into (or to a national or resident of) Cuba, Iran, Iraq, Libya, North Korea, Syria or any other country to which the United States has embargoed goods to or has proscribed economic transactions with or (ii) to the knowledge of the Company, to any Person included on the United States Treasury Department’s list of Specially Designated Nationals or the U.S. Commerce Department’s Denied Persons List. Enservco has not, except has otherwise been disclosed in writing to the Company breached or been in violation of any Laws regulating or covering conduct in, or the nature of, the workplace, including regarding sexual harassment or, on any impermissible basis, a hostile work environment. Enservco is and has been since December 31, 2020 in compliance with all labor laws, including immigration laws and regulations.

4.16     Finders and Investment Bankers. Enservco has not incurred or will not incur any Liability for any brokerage, finder’s or other fee or commission in connection with the transactions contemplated hereby.

4.17     Independent Investigation. Enservco has conducted its own independent investigation, review and analysis of the business, results of operations, prospects, condition (financial or otherwise) or assets of the Company, and acknowledges that it has been provided adequate access to the personnel, properties, assets, premises, books and records, Company SEC Reports and Company Financials and other documents and data of the Company for such purpose. Enservco acknowledges and agrees that: (a) in making its decision to enter into this Agreement and to consummate the transactions contemplated hereby, it has relied solely upon its own investigation and the express representations and warranties of the Company set forth in Article III; and (b) neither the Company nor any of its Representatives have made any representation or warranty as to the Company or this Agreement, except as expressly set forth in Article III.

4.18     Ownership.

(a) All Initial Common Shares issued and delivered in accordance with Article I to the Company shall be, upon issuance and delivery of such Initial Common Shares duly authorized, validly issued, fully paid and non-assessable, free and clear of all Liens, other than restrictions arising from applicable securities Laws and any Liens incurred by the Company, and the issuance and sale of such Initial Common Shares pursuant hereto will not be subject to or give rise to any preemptive rights or rights of first refusal.

(b) All Convertible Preferred Shares delivered in accordance with Article I to the Company, and all shares of Enservco common stock issuable upon conversion of the Convertible Preferred Shares as provided in the Certificate of Designation (the “Approved Common Shares”), shall be, upon the duly authorized, validly issued, fully paid and non-assessable, free and clear of all Liens, other than restrictions arising from applicable securities Laws and any Liens incurred by the Company, and the issuance and sale of such Converted Purchased Shares pursuant hereto will not be subject to or give rise to any preemptive rights or rights of first refusal.

4.19     Investment Representations. Enservco: (a) is an “accredited investor” as such term is defined in Rule 501(a) of Regulation D under the Securities Act; (b) is acquiring the Exchange Shares for itself for investment purposes only, and not with a view towards any resale or distribution of such Exchange Shares; (c) has been advised and understands that the Exchange Shares (i) are being issued in reliance upon one or more exemptions from the registration requirements of the Securities Act and any applicable state securities Laws, (ii) have not been registered under the Securities Act or any applicable state securities Laws and, therefore, and cannot be resold unless they are registered under the Securities Act and all applicable state securities Laws, unless exemptions from registration are available, and (iii) will bear an appropriate restrictive legend reflecting that they cannot be resold unless they are registered under the Securities Act and all applicable state securities Laws, unless exemptions from registration are available; and (d) is aware that an investment in the Company is a speculative investment and is subject to the risk of complete loss. Enservco does not have any Contract with any Person to sell, transfer, or grant participations to such Person, or to any third Person, with respect to the Exchange Shares. By reason of Enservco business or financial experience, or by reason of the business or financial experience of Enservco’s “purchaser representatives” (as that term is defined in Rule 501(h) under the Securities Act), Enservco is capable of evaluating the risks and merits of an investment in the Company and of protecting its interests in connection with this investment. Enservco has carefully read and understands all materials provided by or on behalf of the Company or its Representatives to Enservco or its Representative pertaining to an investment in the Company, including without limitation the Company SEC Reports and Company Financials and has consulted, as Enservco has deemed advisable, with its own attorneys, accountants or investment advisors with respect to the investment contemplated hereby and its suitability for Enservco. Enservco acknowledges that the Exchange Shares are subject to dilution for events not under the control of the Company. Enservco has completed its independent inquiry and has relied fully upon the advice of its own legal counsel, accountant, financial and other Representatives in determining the legal, tax, financial and other consequences of this Agreement and the transactions contemplated hereby and the suitability of this Agreement and the transactions contemplated hereby for Enservco and its particular circumstances, and, except as set forth herein, has not relied upon any representations or advice by the Company or its Representatives. Enservco acknowledges and agrees that Enservco has not been guaranteed or represented to by any Person, (i) any specific amount or the event of the distribution of any cash, property or other interest in the Company or (ii) the profitability or value of the Exchange Shares in any manner whatsoever. Enservco: (A) has been represented by independent counsel (or has had the opportunity to consult with independent counsel and has declined to do so); (B) has had the full right and opportunity to consult with such attorneys and other advisors and has availed itself of this right and opportunity; (C) has carefully read and fully understands this Agreement, the Company SEC Reports and the Company Financials in their entirety and has had such documents and filings and financial statements fully explained to it or him by such counsel; (D) is fully aware of the contents hereof and the meaning, intent and legal effect thereof; and (E) is competent to execute this Agreement and has executed this Agreement free from coercion, duress or undue influence.

ARTICLE V
COVENANTS

5.1     No Trading. The Parties acknowledge and agree that they are aware, and that their respective Affiliates are aware (and each of their respective Representatives is aware or, upon receipt of any material nonpublic information of the Company, will be advised) of the restrictions imposed by the Federal Securities Laws and other applicable foreign and domestic Laws on a Person possessing material nonpublic information about a publicly traded company. The Parties hereby agree that, while they are in possession of such material nonpublic information, they shall not purchase or sell any securities of the other Party (other than acquire the Exchange Shares or Purchased Shares), communicate such information to any third party, take any other action with respect to the other Party in violation of such Laws, or cause or encourage any third party to do any of the foregoing.

5.2      Public Announcements. The Parties agree that no public release, filing or announcement concerning this Agreement or the Ancillary Documents or the transactions contemplated hereby or thereby shall be issued by any Party or any of their Affiliates without the prior written consent of Enservco and the Company (which consent shall not be unreasonably withheld, conditioned or delayed), except as such release or announcement may be required by applicable Law or the rules or regulations of any securities exchange, in which case the applicable Party shall use commercially reasonable efforts to allow the other Parties reasonable time to comment on, and arrange for any required filing with respect to, such release or announcement in advance of such issuance.

5.3     NYSE Application. Enservco shall file with NYSE American a Supplemental Listing Application for the listing of the Purchased Shares on NYSE American, and NYSE American shall have raised no objection with respect thereto.

5.4      Enservco Stockholder Meeting for Approval of Approved Common Shares. Enservco shall seek, and the Enservco Board of Directors shall recommend, approval of the shares of Approved Common Shares at a Special Meeting of Stockholders or Enservco’s Annual Meeting of Stockholders for purposes of the NYSE American Company Guide. If at least one-hundred and fifty days (150) days after the Effective Date the Company requests, the Board of Directors shall call a Special Meeting of Stockholders to occur within at least one hundred twenty (120) days after the remittance of the request.

5.5       Participation in Future Financings.

(a)     From and after the Closing Date until the 12-month anniversary of the Closing Date (the “Participation Period”), upon any issuance by Enservco of equity interests in Enservco for cash consideration, indebtedness or a combination thereof, other than an issue of equity interests in Enservco pursuant to the Equity Line of Credit, (a “Subsequent Financing”), the Company shall have the right, but not the obligation, to participate in such Subsequent Financing on the same terms, conditions and price set forth in the Subsequent Financing Notice in any amount necessary to maintain the Company’s pro rata ownership in Enservco common stock prior to such Subsequent Financing.

(b)     At least fifteen (15) Business Days prior to the closing of the Subsequent Financing, Enservco shall deliver to the Company a written notice of its intention to effect a Subsequent Financing (“Subsequent Financing Notice”), which Subsequent Financing Notice shall describe in reasonable detail the proposed terms of such Subsequent Financing, the amount of proceeds intended to be raised thereunder and the Person or Persons through or with whom such Subsequent Financing is proposed to be effected and shall include a term sheet or similar document relating thereto as an attachment.

(c)     If the Company desires to participate in such Subsequent Financing. it must provide written notice to Enservco by not later than 5:30 p.m. (Eastern time) on the fifth (5th) Business Day after the Company has received the Subsequent Financing Notice that the Company desires to participate in the Subsequent Financing, the amount of the Company’s participation, and representing and warranting that the Company has such funds ready, willing, and available for investment on the terms set forth in the Subsequent Financing Notice. If Enservco receives no such notice from the Company as of such fifth (5th) Business Day, the Company shall be deemed to have notified Enservco that it elects not to participate.

(d)     If by 5:30 p.m. Eastern time on the fifth (5th) Business Day after the Company has received the Subsequent Financing Notice, notification by the Company of its desire to participate in the Subsequent Financing (or to cause its designees to participate) has been provided, then Enservco may effect the remaining portion of such Subsequent Financing, if any, on the terms and with the Persons set forth in the Subsequent Financing Notice.

(e)     If the Subsequent Financing subject to the Subsequent Financing Notice is not consummated for any reason on the terms set forth in such Subsequent Financing Notice within thirty (30) Business Days after the date of the Subsequent Financing Notice, Enservco must provide the Company with a second Subsequent Financing Notice, and the Company will again have the right of participation set forth above in this Section 5.5.

(f)     In the event Enservco consummates a Subsequent Financing during the Participation Period at a price which is below the Transaction Price (the “Offer Price”), Enservco shall issue additional shares of common stock to the Company (the “Participation Shares”). The number of Participation Shares shall be calculated by:

(i) dividing $2,500,000 by the Adjusted Transaction Price, and

(ii) subtracting the number of Purchased Shares.

The term “Adjusted Transaction Price” (ATP) is calculated according to the following formula:

ATP = TP * (A+B)/(A+C)

Where:

ATP = Adjusted Transaction Price

TP = Transaction Price

A = Number of shares of Common Stock deemed to be outstanding immediately prior to new issue (includes all shares of outstanding common stock, all shares of outstanding preferred stock on an as-converted basis, and all outstanding options on an as-exercised basis

B = Aggregate consideration received by the Company with respect to the new issue divided by TP

C = Number of shares of stock issued in the subject transaction.

(g)     Enservco Financials. If the Company’s ownership of Enservco equity securities requires the Company to consolidate its financial statements with Enservco, Enservco shall use its best efforts to deliver a copy of the audited or reviewed Enservco financials and applicable notes to the Company thirty (30) days past each quarter end, and other documents to include but not limited to Enservco trial balance and reasonably cooperate with the Company’s auditors and accounting personnel. If the Exchange Shares do not prompt a consolidation, upon a request of the Company, Enservco shall provide Enservco financials in draft form as soon as reasonably practical.

5.6      Add-On Rights. During the Participation Period, the Company shall have the right, but not the obligation, to exchange up to an additional $2,500,000 of Series A Preferred Stock for additional shares of Enservco common stock calculated based on the Transaction Price. Any shares of Series A Preferred Stock exchanged pursuant to this Section 5.6 shall be exchanged in increments of at least $100,000. Any additional shares of Enservco common stock issued to the Company pursuant to this Section 5.6 shall be subject to the Registration Rights Agreement.

5.7     Enservco Piggy-Back Registration Rights. The Company shall provide Enservco with customary and standard piggy-back registration rights for the Exchange Shares for purposes of registering the resale of the Exchange Shares with the SEC.

ARTICLE VI
SURVIVAL AND INDEMNIFICATION

6.1     Survival. All representations and warranties contained in this Agreement (including all schedules and exhibits hereto and all certificates, documents, instruments and undertakings furnished pursuant to this Agreement) shall survive the Closing through and until the second (2nd) anniversary of the Closing Date; provided, however, that the representations and warranties contained in Sections 4.1 (Due Organization and Good Standing), 4.2 (Authorization; Binding Agreement), 4.3 (Capitalization), 4.4 (Subsidiaries), 4.16 (Finders and Investment Bankers), 4.17 (Independent Investigation), and 4.18 (Ownership) will survive indefinitely. Additionally, Fraud Claims against either Party shall survive indefinitely. If written notice of a claim for breach of any representation or warranty has been given before the applicable date when such representation or warranty no longer survives in accordance with this Section 6.1, then the relevant representations and warranties shall survive as to such claim, until the claim has been finally resolved. All covenants, obligations and agreements of the Parties contained in this Agreement (including all schedules and exhibits hereto and all certificates, documents, instruments and undertakings furnished pursuant to this Agreement) shall survive the Closing and continue until fully performed in accordance with their terms.

6.2     Mutual Indemnification. Subject to the terms and conditions of this Article VI, from and after the Closing, each Party and its respective successors and assigns (the “Indemnifying Parties”) will jointly and severally indemnify, defend and hold harmless the other Party and its Affiliates and their respective officers, directors, managers, employees, successors and permitted assigns (the “Indemnified Parties”) from and against any and all losses, Actions, Orders, Liabilities, damages (including consequential damages), diminution in value, Taxes, interest, penalties, Liens, amounts paid in settlement, costs and expenses (including reasonable expenses of investigation and court costs and reasonable attorneys’ fees and expenses) (any of the foregoing, a “Loss”) paid, suffered or incurred by, or imposed upon, any Indemnified Party to the extent arising in whole or in part out of or resulting directly or indirectly from (whether or not involving a Third Party Claim): (i) the breach of any representation or warranty made by the Indemnifying Party as set forth in this Agreement or in any certificate delivered by the Indemnifying Party pursuant to this Agreement; (ii) the breach of any covenant or agreement on the part of the Indemnifying Party as set forth in this Agreement or in any certificate delivered by the Indemnifying Party pursuant to this Agreement; (iii) any Action by Person(s) who were holders of equity securities of the Indemnifying Party, including options, warrants, convertible debt or other convertible securities or other rights to acquire equity securities of the Indemnifying Party, prior to the Closing arising out of the sale, purchase, termination, cancellation, expiration, redemption or conversion of any such securities; or (iv) any Fraud Claims.

6.3      General Indemnification Provisions.

(a)     Solely for purposes of determining the amount of Losses under this Section 6.3 (and, for the avoidance of doubt, not for purposes of determining whether there has been a breach giving rise to the indemnification claim), all of the representations, warranties and covenants set forth in this Agreement (including the Enservco Disclosure Schedules) or any Ancillary Document that are qualified by materiality, Material Adverse Effect or words of similar import or effect will be deemed to have been made without any such qualification.

(b)     No investigation or knowledge by an Indemnified Party or its Representatives of a breach of a representation, warranty, covenant or agreement of an Indemnifying Party shall affect the representations, warranties, covenants and agreements of the Indemnifying Party or the recourse available to the Indemnified Parties under any provision of this Agreement, including this Section 6.3, with respect thereto.

(c)     The amount of any Losses suffered or incurred by any Indemnified Party shall be reduced by the amount of any insurance proceeds paid to the Indemnified Party or any Affiliate thereof as a reimbursement with respect to such Losses (and no right of subrogation shall accrue to any insurer hereunder, except to the extent that such waiver of subrogation would prejudice any applicable insurance coverage), net of the costs of collection and the increases in insurance premiums resulting from such Loss or insurance payment.

6.4      Notification of Claims.

(a)     In order to make a claim for indemnification hereunder, an Indemnified Party must provide written notice (a “Claim Notice”) of such claim to the Indemnifying Parties, which Claim Notice shall include (i) a reasonable description of the facts and circumstances which relate to the subject matter of such indemnification claim to the extent then known and (ii) the amount of Losses suffered by the Indemnified Party in connection with the claim to the extent known or reasonably estimable (provided, that the Indemnified Party may thereafter in good faith adjust the amount of Losses with respect to the claim by providing a revised Claim Notice to the Indemnifying Party).

(b)     In the case of any claim for indemnification under this Article VI arising from a claim of a third party (including any Governmental Authority) (a “Third Party Claim”), the Indemnified Party must give a Claim Notice with respect to such Third Party Claim to the Indemnifying Party promptly (but in no event later than thirty (30) days) after the Indemnified Party’s receipt of notice of such Third Party Claim; provided, that the failure to give such notice will not relieve the Indemnifying Party of its indemnification obligations except to the extent that the defense of such Third Party Claim is materially and irrevocably prejudiced by the failure to give such notice. The Indemnifying Party will have the right to defend and to direct the defense against any such Third Party Claim, at its expense and with counsel selected by the Indemnifying Party, unless (i) the Indemnifying Party fails to acknowledge fully its obligations to the Indemnified Party within twenty (20) days after receiving notice of such Third Party Claim or contests, in whole or in part, their indemnification obligations therefor or (ii) at any time while such Third Party Claim is pending, (A) there is a conflict of interest between the Indemnifying Party and the Indemnified Party in the conduct of such defense, (B) the applicable third party alleges a Fraud Claim or (C) such claim is criminal in nature, could reasonably be expected to lead to criminal proceedings, or seeks an injunction or other equitable relief against the Indemnified Party. If the Indemnifying Party elects, and is entitled, to compromise or defend such Third Party Claim, it will within twenty (20) days (or sooner, if the nature of the Third Party Claim so requires) notify the Indemnified Party of its intent to do so, and the Indemnified Party will, at the request and expense of the Indemnifying Party, cooperate in the defense of such Third Party Claim. If the Indemnifying Party elects not to, or at any time are not entitled under this Section 6.4 to, compromise or defend such Third Party Claim, fails to notify the Indemnified Party of their election as herein provided or refuse to acknowledge or contest their obligation to indemnify under this Agreement, the Indemnified Party may pay, compromise or defend such Third Party Claim. Notwithstanding anything to the contrary contained herein, the Indemnifying Party will have no indemnification obligations with respect to any such Third Party Claim which is settled by the Indemnified Party without the prior written consent of the Indemnifying Party (which consent will not be unreasonably withheld, delayed or conditioned); provided, however, that notwithstanding the foregoing, the Indemnified Party will not be required to refrain from paying any Third Party Claim which has matured by a final, non-appealable Order, nor will it be required to refrain from paying any Third Party Claim where the delay in paying such claim would result in the foreclosure of a Lien upon any of the property or assets then held by the Indemnified Party or where any delay in payment would cause the Indemnified Party material economic loss. The Indemnifying Party’s right to direct the defense will include the right to compromise or enter into an agreement settling any Third Party Claim; provided, that no such compromise or settlement will obligate the Indemnified Party to agree to any settlement that requires the taking or restriction of any action (including the payment of money and competition restrictions) by the Indemnified Party other than the execution of a release for such Third Party Claim and/or agreeing to be subject to customary confidentiality obligations in connection therewith, except with the prior written consent of the Indemnified Party (such consent to be withheld, conditioned or delayed only for a good faith reason). Notwithstanding the Indemnifying Party’s right to compromise or settle in accordance with the immediately preceding sentence, the Indemnifying Party may not settle or compromise any Third Party Claim over the objection of the Indemnified Party; provided, however, that consent by the Indemnified Party to settlement or compromise will not be unreasonably withheld, delayed or conditioned. The Indemnified Party will have the right to participate in the defense of any Third Party Claim with counsel selected by it subject to the Indemnifying Party’s right to direct the defense.

(c)     With respect to any direct indemnification claim that is not a Third Party Claim, the Indemnifying Party will have a period of thirty (30) days after receipt of the Claim Notice to respond thereto. If the Indemnifying Party does not respond within such thirty (30) days, the Indemnifying Party will be deemed to have accepted responsibility for the Losses set forth in such Claim Notice subject to the limitations on indemnification set forth in this Article VI and will have no further right to contest the validity of such Claim Notice. If the Indemnifying Party responds within such thirty (30) days after the receipt of the Claim Notice and reject such claim in whole or in part, the Indemnified Party will be free to pursue such remedies as may be available under this Agreement, any Ancillary Documents or applicable Law.

ARTICLE VII
CLOSING CONDITIONS

7.1     Conditions to Obligations of Enservco. In addition to the conditions specified in Section 7.1, the obligations of Enservco to consummate the transactions contemplated by this Agreement are subject to the satisfaction or written waiver (by the Company) of the following conditions:

(a)     Representations and Warranties. All of the representations and warranties of the Company set forth in this Agreement and in any certificate delivered by the Company pursuant hereto shall be true and correct on and as of the Effective Date and on and as of the Closing Date as if made on the Closing Date, except for (i) those representations and warranties that address matters only as of a particular date (which representations and warranties shall have been accurate as of such date), and (ii) any failures to be true and correct that do not materially and adversely affect the Company’s ability to consummate the transactions contemplated hereby.

(b)     Agreements and Covenants. The Company shall have performed in all material respects all of the Company’s obligations and complied in all material respects with all of the Company’s agreements and covenants under this Agreement to be performed or complied with by the Company on or prior to the Closing Date.

(c)     No Material Adverse Effect. No Material Adverse Effect shall have occurred with respect to the Company (excluding the Subsidiaries of the Company) since the Effective Date.

(d)     Closing Deliveries.

(i)     Officer Certificate. The Company shall have delivered to Enservco a certificate, dated as of the Closing Date, signed by an executive officer of the Company in such capacity, certifying as to the satisfaction of the conditions specified in Sections 7.1(a), 7.1(b) and 7.1(c).

(ii)     Secretary Certificate. The Company shall have delivered to Enservco a certificate from its secretary certifying as to (A) copies of the Company’s Organizational Documents as in effect as of the Closing Date, (B) the resolutions of the Company’s board of directors authorizing the execution, delivery and performance of this Agreement and each of the Ancillary Documents to which it is a party or by which it is bound, and the consummation of the transactions contemplated hereby and thereby and (C) the incumbency of officers authorized to execute this Agreement or any Ancillary Document to which the Company is or is required to be a party or otherwise bound.

(iii)     Good Standing. The Company shall have delivered to Enservco proof of good standing for the Company as of the Closing Date from the proper Governmental Authority of the Company’s jurisdiction of organization.

(iv)     Share Statements and Transfer Instruments. Enservco shall have received from the transfer agent of the Company as instructed by the Company, book entry statements delineating and confirming the Exchange Shares, together with executed instruments of transfer in respect of the Exchange Shares in favor of Enservco (or its nominee) and in form reasonably acceptable for transfer on the books of Enservco.

(v)     Registration Rights Agreement. The Company shall have delivered to Enservco a counterpart signature to the Registration Rights Agreement, which shall have been duly executed by the Company.

(vi)     Board Designation Agreement. The Company shall have delivered to Enservco a counterpart signature to the Board Designation Agreement, which shall have been duly executed by the Company.

7.2     Conditions to Obligations of the Company. In addition to the conditions specified in Section 7.1, the obligations of the Company to consummate the transactions contemplated by this Agreement are subject to the satisfaction or written waiver (by the Company) of the following conditions:

(a)     Representations and Warranties. All of the representations and warranties of Enservco set forth in this Agreement and in any certificate delivered by Enservco pursuant hereto shall be true and correct on and as of the Effective Date and on and as of the Closing Date as if made on the Closing Date, except for (i) those representations and warranties that address matters only as of a particular date (which representations and warranties shall have been accurate as of such date), and (ii) any failures to be true and correct that (without giving effect to any qualifications or limitations as to materiality or Material Adverse Effect), individually or in the aggregate, have not had and would not reasonably be expected to have a Material Adverse Effect on, or with respect to, Enservco or adversely affects Enservco’s ability to consummate the transactions contemplated hereby.

(b)     Agreements and Covenants. Enservco shall have performed in all material respects all of such Party’s obligations and complied in all material respects with all of such Party’s agreements and covenants under this Agreement to be performed or complied with by it on or prior to the Closing Date.

(c)     No Material Adverse Effect. No Material Adverse Effect shall have occurred with respect to Enservco since the Effective Date.

(d)      Closing Deliveries.

(i)        Officer Certificate. Enservco shall have delivered to the Company a certificate, dated as the Closing Date, signed by an executive officer of Enservco in such capacity, certifying as to the satisfaction of the conditions specified in Sections 7.2(a), 7.2(b), 7.2(c) [and 7.2(d)].

(ii)      Secretary Certificate. Enservco shall have delivered to the Company a certificate from its secretary certifying as to (A) copies of Enservco’s Organizational Documents as in effect as of the Closing Date, (B) the resolutions of Enservco’s board of directors authorizing the execution, delivery and performance of this Agreement and each of the Ancillary Documents to which it is a party or by which it is bound, and the consummation of the transactions contemplated hereby and thereby, and (C) the incumbency of officers authorized to execute this Agreement or any Ancillary Document to which Enservco is or is required to be a party or otherwise bound.

(iii)      Good Standing. Enservco shall have delivered to the Company proof of good standing for Enservco as of the Closing Date from the proper Governmental Authority of Enservco’s jurisdiction of organization.

(iv)     Certificate of Designation. Enservco shall have delivered to the Company proof of filing of the Certificate of Designation with the Delaware Secretary of State.

(v)      Share Certificates and Transfer Instruments. The Company shall have received from Enservco book entry statements from the Enservco transfer agent delineating and confirming the Initial Common Shares and shall have received from Enservco, a stock certificate representing the Convertible Preferred Shares, together with executed instruments of transfer in respect of the Initial Common Shares and Convertible Preferred Shares in favor of the Company (or its nominee) and in form reasonably acceptable for transfer on the books of the Company.

(vi)     Registration Rights Agreement. Enservco shall have delivered to the Company a counterpart signature to the Registration Rights Agreement, which shall have been duly executed by Enservco.

(vii)    Board Designation Agreement. Enservco shall have delivered to the Company a counterpart signature to the Board Designation Agreement, which shall have been duly executed Enservco.

7.3     Frustration of Conditions. Notwithstanding anything contained herein to the contrary, no Party may rely on the failure of any condition set forth in this Article VII to be satisfied if such failure was caused by the failure of such Party or its Affiliates (or with respect to the Company or Enservco) to comply with or perform any of its covenants or obligations set forth in this Agreement.

ARTICLE VIII
TERMINATION AND EXPENSES

8.1     Termination. This Agreement may be terminated and the transactions contemplated hereby may be abandoned at any time prior to the Closing as follows:

(a)     by mutual written consent of Enservco and the Company;

(b)     by written notice by Enservco, if (i) there has been a breach by the Company of any of its representations, warranties, covenants or agreements contained in this Agreement, or if any representation or warranty of the Company shall have become untrue or inaccurate, in any case, which would result in a failure of a condition set forth in Section 7.1(a) or Section 7.1(b) to be satisfied (treating the Closing Date for such purposes as the Effective Date or, if later, the date of such breach), and (ii) the breach or inaccuracy is incapable of being cured or is not cured within five (5) Business Days after written notice of such breach or inaccuracy is provided by Enservco; provided, that Enservco shall not have the right to terminate this Agreement pursuant to this Section 8.1(b) if at such time Enservco is in material uncured breach of this Agreement; or

(c)     by written notice by the Company, if (i) there has been a breach by Enservco of any of its representations, warranties, covenants or agreements contained in this Agreement, or if any representation or warranty of such Parties shall have become untrue or inaccurate, in any case, which would result in a failure of a condition set forth in Section 7.2(a) or Section 7.2(b) to be satisfied (treating the Closing Date for such purposes as the Effective Date or, if later, the date of such breach), and (ii) the breach or inaccuracy is incapable of being cured or is not cured within five (5) Business Days after written notice of such breach or inaccuracy is provided by the Company; provided, that the Company shall not have the right to terminate this Agreement pursuant to this Section 8.1(c) if at such time the Company is in material uncured breach of this Agreement.

8.2     Fees and Expenses. All expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the Party incurring such expenses. As used in this Agreement, “expenses” shall include all out-of-pocket expenses (including all fees and expenses of counsel, accountants, investment bankers, financial advisors, financing sources, experts and consultants to a Party hereto or any of its Affiliates) incurred by a Party or on its behalf in connection with or related to the authorization, preparation, negotiation, execution or performance of this Agreement or any Ancillary Document related hereto and all other matters related to the consummation of this Agreement.

ARTICLE IX
MISCELLANEOUS

9.1     Notices. All notices, consents, waivers and other communications hereunder shall be in writing and shall be deemed to have been duly given when delivered (i) in person, (ii) by electronic means, with affirmative written confirmation of receipt from the recipient, (iii) one Business Day after being sent, if sent by reputable, nationally recognized overnight courier service with confirmed receipt of delivery or (iv) as of the date of the confirmation of delivery, if mailed by registered or certified mail, , in each case to the applicable Party at the following addresses (or at such other address for a Party as shall be specified by like notice):

If to the Company, to:

Star Equity Holdings, Inc.
53 Forest Avenue, Suite 101
Old Greenwich, Connecticut 06870
Attention: Legal Department/CEO

With copies to:

Baker Hosteler
45 Rockefeller Plaza
New York, NY 10111-0100 Attention: Adam Finerman
E-mail: afinerman@bakerlaw.com

If to Enservco, to:

Enservco Corporation
14133 County Road 9 ½
Longmont, Colorado 80504
Attention: Richard Murphy, Chairman and Chief Executive Officer

With copies to:

Maslon LLP

225 South Sixth Street, Suite 2900

Minneapolis, MN 55402

Attention: Doug Holod

Email: doug.holod@maslon.com

9.2     Binding Effect; Assignment. This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the Parties hereto and their respective successors and permitted assigns. This Agreement shall not be assigned by operation of Law or otherwise without the prior written consent of the Company and Enservco, and any assignment without such consent shall be null and void; provided that no such assignment shall relieve the assigning Party of its obligations hereunder.

9.3     Third Parties. Nothing contained in this Agreement or in any instrument or document executed by any party in connection with the transactions contemplated hereby shall create any rights in, or be deemed to have been executed for the benefit of, any Person that is not a Party hereto or thereto or a successor or permitted assign of such a Party.

9.4     Governing Law; Jurisdiction. This Agreement shall be governed by, construed and enforced in accordance with the Laws of the State of Delaware without regard to the conflict of laws principles thereof. All Actions arising out of or relating to this Agreement shall be heard and determined exclusively in any state or federal court located in New York (or in any court in which appeal from such courts may be taken) (the “Specified Courts”). Each Party hereto hereby (a) submits to the exclusive jurisdiction of any Specified Court for the purpose of any Action arising out of or relating to this Agreement brought by any Party hereto and (b) irrevocably waives, and agrees not to assert by way of motion, defense or otherwise, in any such Action, any claim that it is not subject personally to the jurisdiction of the above-named courts, that its property is exempt or immune from attachment or execution, that the Action is brought in an inconvenient forum, that the venue of the Action is improper, or that this Agreement or the transactions contemplated hereby may not be enforced in or by any Specified Court. Each Party agrees that a final judgment in any Action shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Law. Each Party irrevocably consents to the service of the summons and complaint and any other process in any other action or proceeding relating to the transactions contemplated by this Agreement, on behalf of itself, or its property, by personal delivery of copies of such process to such Party at the applicable address set forth in Section 9.1. Nothing in this Section 9.4 shall affect the right of any Party to serve legal process in any other manner permitted by Law.

9.5     WAIVER OF JURY TRIAL. EACH OF THE PARTIES HERETO HEREBY WAIVES TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY WITH RESPECT TO ANY ACTION DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY. EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF ANY ACTION, SEEK TO ENFORCE THAT FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 9.5.

9.6     Specific Performance. Each Party acknowledges that the rights of each Party to consummate the transactions contemplated hereby are unique, recognizes and affirms that in the event of a breach of this Agreement by any Party, money damages may be inadequate and the non-breaching Parties may have not adequate remedy at law, and agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed by an applicable Party in accordance with their specific terms or were otherwise breached. Accordingly, each Party shall be entitled to seek an injunction or restraining order to prevent breaches of this Agreement and to seek to enforce specifically the terms and provisions hereof, without the requirement to post any bond or other security or to prove that money damages would be inadequate, this being in addition to any other right or remedy to which such Party may be entitled under this Agreement, at law or in equity.

9.7     Severability. In case any provision in this Agreement shall be held invalid, illegal or unenforceable in a jurisdiction, such provision shall be modified or deleted, as to the jurisdiction involved, only to the extent necessary to render the same valid, legal and enforceable, and the validity, legality and enforceability of the remaining provisions hereof shall not in any way be affected or impaired thereby nor shall the validity, legality or enforceability of such provision be affected thereby in any other jurisdiction. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the Parties will substitute for any invalid, illegal or unenforceable provision a suitable and equitable provision that carries out, so far as may be valid, legal and enforceable, the intent and purpose of such invalid, illegal or unenforceable provision.

9.8    Amendment. This Agreement may be amended, supplemented or modified only by execution of a written instrument signed by Enservco and the Company.

9.9      Waiver. The Company on behalf of itself and its Affiliates, on the one hand, and Enservco on behalf of itself and its Affiliates, may in its sole discretion (i) extend the time for the performance of any obligation or other act of any other non-Affiliated Party hereto, (ii) waive any inaccuracy in the representations and warranties by such other non-Affiliated Party contained herein or in any document delivered pursuant hereto and (iii) waive compliance by such other non-Affiliated Party with any covenant or condition contained herein. Any such extension or waiver shall be valid only if set forth in an instrument in writing signed by the Party or Parties to be bound thereby. Notwithstanding the foregoing, no failure or delay by a Party in exercising any right hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise of any other right hereunder.

9.10     Entire Agreement. This Agreement and the documents or instruments referred to herein, including any exhibits and schedules attached hereto, which exhibits and schedules are incorporated herein by reference, together with the Ancillary Documents, embody the entire agreement and understanding of the Parties hereto in respect of the subject matter contained herein. There are no restrictions, promises, representations, warranties, covenants or undertakings, other than those expressly set forth or referred to herein or the documents or instruments referred to herein, which collectively supersede all prior agreements and the understandings among the Parties with respect to the subject matter contained herein.

9.11     Interpretation. The table of contents and the Article and Section headings contained in this Agreement are solely for the purpose of reference, are not part of the agreement of the Parties and shall not in any way affect the meaning or interpretation of this Agreement. In this Agreement, unless the context otherwise requires: (a) any pronoun used in this Agreement shall include the corresponding masculine, feminine or neuter forms, and words in the singular, including any defined terms, include the plural and vice versa; (b) reference to any Person includes such Person’s successors and assigns but, if applicable, only if such successors and assigns are permitted by this Agreement, and reference to a Person in a particular capacity excludes such Person in any other capacity; (c) any accounting term used and not otherwise defined in this Agreement or any Ancillary Document has the meaning assigned to such term in accordance with GAAP; (d) “including” (and with correlative meaning “include”) means including without limiting the generality of any description preceding or succeeding such term and shall be deemed in each case to be followed by the words “without limitation”; (e) the words “herein,” “hereto,” and “hereby” and other words of similar import in this Agreement shall be deemed in each case to refer to this Agreement as a whole and not to any particular Section or other subdivision of this Agreement; (f) the word “if” and other words of similar import when used herein shall be deemed in each case to be followed by the phrase “and only if”; (g) the term “or” means “and/or”; (h) any reference to the term “ordinary course” or “ordinary course of business” shall be deemed in each case to be followed by the words “consistent with past practice”; (i) any agreement, instrument, insurance policy, Law or Order defined or referred to herein or in any agreement or instrument that is referred to herein means such agreement, instrument, insurance policy, Law or Order as from time to time amended, modified or supplemented, including (in the case of agreements or instruments) by waiver or consent and (in the case of statutes, regulations, rules or orders) by succession of comparable successor statutes, regulations, rules or orders and references to all attachments thereto and instruments incorporated therein; (j) except as otherwise indicated, all references in this Agreement to the words “Section,” “Article”, “Schedule”, and “Exhibit” are intended to refer to Sections, Articles, Schedules and Exhibits to this Agreement; and (k) the term “Dollars” or “$” means United States dollars. Any reference in this Agreement to a Person’s directors shall include any member of such Person’s governing body and any reference in this Agreement to a Person’s officers shall include any Person filling a substantially similar position for such Person. Any reference in this Agreement or any Ancillary Document to a Person’s shareholders shall include any applicable owners of the equity interests of such Person, in whatever form, including with respect to the Company its shareholders under the DGCL or its Organizational Documents. The Parties have participated jointly in the negotiation and drafting of this Agreement. Consequently, in the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties hereto, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provision of this Agreement.

9.12     Counterparts. This Agreement may be executed and delivered (including by facsimile or other electronic transmission) in one or more counterparts, and by the different Parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

ARTICLE X
DEFINITIONS

10.1     Certain Definitions. For purpose of this Agreement, the following capitalized terms have the following meanings:

“Action” means any notice of noncompliance or violation, or any claim, demand, charge, action, suit, litigation, audit, settlement, complaint, stipulation, assessment or arbitration, or any request (including any request for information), inquiry, hearing, proceeding or investigation, by or before any Governmental Authority.

“Affiliate” means, with respect to any Person, any other Person directly or indirectly Controlling, Controlled by, or under common Control with such Person.

“Ancillary Documents” means each agreement, instrument or document attached hereto as an Exhibit, including the Registration Rights Agreement, the Board Designation Agreement, and the other agreements, certificates and instruments to be executed or delivered by any of the Parties in connection with or pursuant to this Agreement.

“Board Designation Agreement” means the Board Designation Agreement to be dated the Closing Date and entered into by and between Enservco and the Company, the form of which is attached as Exhibit B hereto.

“Business Day” means any day other than a Saturday, Sunday or a legal holiday on which commercial banking institutions in New York, New York are authorized to close for business.

“Certificate of Designation” means that certain Certificate of Designation of 2% Cumulative Mandatorily Convertible Series A Preferred Stock, the form of which is attached as Exhibit C hereto.

“Code” means the Internal Revenue Code of 1986, as amended, and any successor statute thereto, as amended. Reference to a specific section of the Code shall include such section and any valid treasury regulation promulgated thereunder.

“Company Charter” means the Restated Certificate of Incorporation of Star Equity Holdings, Inc., as amended.

“Consent” means any consent, approval, waiver, authorization or Permit of, or notice to or declaration or filing with any Governmental Authority or any other Person.

“Contracts” means all contracts, agreements, binding arrangements, bonds, notes, indentures, mortgages, debt instruments, purchase order, licenses, franchises, leases and other instruments or obligations of any kind, written or oral (including any amendments and other modifications thereto).

“Control” of a Person means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract, or otherwise. “Controlled”, “Controlling” and “under common Control with” have correlative meanings. Without limiting the foregoing a Person (the “Controlled Person”) shall be deemed Controlled by (a) any other Person (the “10% Owner”) (i) owning beneficially, as meant in Rule 13d-3 under the Exchange Act, securities entitling such Person to cast ten percent (10%) or more of the votes for election of directors or equivalent governing authority of the Controlled Person or (ii) entitled to be allocated or receive ten percent (10%) or more of the profits, losses, or distributions of the Controlled Person; (b) an officer, director, general partner, partner (other than a limited partner), manager, or member (other than a member having no management authority that is not a 10% Owner) of the Controlled Person; or (c) a spouse, parent, lineal descendant, sibling, aunt, uncle, niece, nephew, mother-in-law, father-in-law, sister-in-law, or brother-in-law of an Affiliate of the Controlled Person or a trust for the benefit of an Affiliate of the Controlled Person or of which an Affiliate of the Controlled Person is a trustee.

“DGCL” means the General Corporation Law of the State of Delaware.

“Enservco Charter” means the Second Amended and Restated Certificate of Incorporation of Enservco Corporation, as amended.

“Enservco Disclosure Schedules” means the disclosure schedules delivered by Enservco to the Company on the date hereof.

“Equity Line of Credit Agreement” means that certain common stock purchase agreement by and between Keystone Capital Partners, LLC and Enservco dated June 11, 2024 pursuant to which Enservco has the right, but not the obligation, to sell to Keystone Capital Partners, LLC under certain circumstances up to the lesser of: (i) $10 million of newly issued shares of Enservco’s common stock, par value $0.005 per share, and (ii) 7,310,000 share of common stock.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Fraud Claim” means any claim based in whole or in part upon fraud, willful misconduct or intentional misrepresentation.

“GAAP” means generally accepted accounting principles as in effect in the United States of America.

“Governmental Authority” means any federal, state, local, foreign or other governmental, quasi-governmental or administrative body, instrumentality, department or agency or any court, tribunal, administrative hearing body, arbitration panel, commission, or other similar dispute-resolving panel or body.

“Indebtedness” of any Person means (a) all indebtedness of such Person for borrowed money (including the outstanding principal and accrued but unpaid interest) or for the deferred purchase price of property or services, (b) any other indebtedness of such Person that is evidenced by a note, bond, debenture, credit agreement or similar instrument, (c) all obligations of such Person under leases that should be classified as capital leases in accordance with GAAP, (d) all obligations of such Person for the reimbursement of any obligor on any line or letter of credit, banker’s acceptance, guarantee or similar credit transaction, in each case, that has been drawn or claimed against, (e) all obligations of such Person in respect of acceptances issued or created, (f) all interest rate and currency swaps, caps, collars and similar agreements or hedging devices under which payments are obligated to be made by such Person, whether periodically or upon the happening of a contingency, (g) all obligations secured by an Lien on any property of such Person and (h) any premiums, prepayment fees or other penalties, fees, costs or expenses associated with payment of any Indebtedness of such Person and (h) all obligation described in clauses (a) through (g) above of any other Person which is directly or indirectly guaranteed by such Person or which such Person has agreed (contingently or otherwise) to purchase or otherwise acquire or in respect of which it has otherwise assured a creditor against loss.

“Knowledge” means, with respect to (i) Enservco the actual knowledge of the executive officers and directors of Enservco after due inquiry or (ii) any other Party, the actual knowledge of its directors and executive officers, after due inquiry.

“Law” means any federal, state, local, municipal, foreign or other law, statute, legislation, principle of common law, ordinance, code, edict, decree, proclamation, treaty, convention, rule, regulation, directive, requirement, writ, injunction, settlement, Order or Consent that is or has been issued, enacted, adopted, passed, approved, promulgated, made, implemented or otherwise put into effect by or under the authority of any Governmental Authority.

“Liabilities” means any and all liabilities, Indebtedness, Actions or obligations of any nature (whether absolute, accrued, contingent or otherwise, whether known or unknown, whether direct or indirect, whether matured or unmatured and whether due or to become due), including Tax liabilities due or to become due.

“Lien” means any mortgage, pledge, security interest, attachment, right of first refusal, option, proxy, voting trust, encumbrance, lien or charge of any kind (including any conditional sale or other title retention agreement or lease in the nature thereof), restriction (whether on voting, sale, transfer, disposition or otherwise), any subordination arrangement in favor of another Person, any filing or agreement to file a financing statement as debtor under the Uniform Commercial Code or any similar Law.

“Material Adverse Effect” means, with respect to any specified Person, any fact, event, occurrence, change or effect that has had, or would reasonably be expected to have, individually or in the aggregate, a material adverse effect upon (a) the business, assets, Liabilities, results of operations, prospects or condition (financial or otherwise) of such Person and its Subsidiaries, taken as a whole, or (b) the ability of such Person or any of its Subsidiaries on a timely basis to consummate the transactions contemplated by this Agreement or the Ancillary Documents to which it is a party or bound or to perform its obligations hereunder or thereunder; provided, however, that any changes or effects directly or indirectly attributable to, resulting from, relating to or arising out of the following (by themselves or when aggregated with any other, changes or effects) shall not be deemed to be, constitute, or be taken into account when determining whether there has or may, would or could have occurred a Material Adverse Effect: (i) general changes in the financial or securities markets or general economic or political conditions in the country or region in which such Person or any of its Subsidiaries do business; (ii) changes, conditions or effects that generally affect the industries in which such Person or any of its Subsidiaries principally operate; (iii) changes in GAAP or other applicable accounting principles or mandatory changes in the regulatory accounting requirements applicable to any industry in which such Person and its Subsidiaries principally operate; (iv) conditions caused by acts of God, terrorism, war (whether or not declared) or natural disaster; (v) any failure in and of itself by such Person and its Subsidiaries to meet any internal or published budgets, projections, forecasts or predictions of financial performance for any period (provided that the underlying cause of any such failure may be considered in determining whether a Material Adverse Effect has occurred or would reasonably be expected to occur to the extent not excluded by another exception herein); provided further, however, that any event, occurrence, fact, condition, or change referred to in clauses (i) - (iv) immediately above shall be taken into account in determining whether a Material Adverse Effect has occurred or could reasonably be expected to occur to the extent that such event, occurrence, fact, condition, or change has a disproportionate effect on such Person or any of its Subsidiaries compared to other participants in the industries in which such Person or any of its Subsidiaries primarily conducts its businesses.

“Organizational Documents” means, with respect to the Company, the Company Charter and the Company’s bylaws, and with respect to Enservco, the Enservco Charter and Enservco’s bylaws, or similar organizational documents, in each case with respect to the Company and Enservco, as amended.

“Order” means any order, decree, ruling, judgment, injunction, writ, determination, binding decision, verdict, judicial award or other action that is or has been made, entered, rendered, or otherwise put into effect by or under the authority of any Governmental Authority.

“Permits” means all federal, state, local or foreign or other third-party permits, grants, easements, consents, approvals, authorizations, exemptions, licenses, franchises, concessions, ratifications, permissions, clearances, confirmations, endorsements, waivers, certifications, designations, ratings, registrations, qualifications or orders of any Governmental Authority or any other Person.

“Permitted Liens” means (a) Liens for Taxes or assessments and similar governmental charges or levies, which either are (i) not delinquent or (ii) being contested in good faith and by appropriate proceedings, and adequate reserves have been established with respect thereto, (b) other Liens imposed by operation of Law arising in the ordinary course of business for amounts which are not due and payable and as would not in the aggregate materially adversely affect the value of, or materially adversely interfere with the use of, the property subject thereto, (c) Liens incurred or deposits made in the ordinary course of business in connection with social security, (d) Liens on goods in transit incurred pursuant to documentary letters of credit, in each case arising in the ordinary course of business, or (v) Liens arising under this Agreement or any Ancillary Document.

“Person” means an individual, corporation, partnership (including a general partnership, limited partnership or limited liability partnership), limited liability company, association, trust or other entity or organization, including a government, domestic or foreign, or political subdivision thereof, or an agency or instrumentality thereof.

“Personal Property” means any machinery, equipment, tools, vehicles, furniture, leasehold improvements, office equipment, plant, parts and other tangible personal property.

“Registration Rights Agreement” means the Registration Rights Agreement to be dated the Closing Date and entered into by and between Enservco and the Company, the form of which is attached as Exhibit A hereto.

“Representative” means, as to any Person, such Person’s Affiliates and its and their managers, directors, officers, employees, agents and advisors (including financial advisors, counsel and accountants).

“SEC” means the Securities and Exchange Commission (or any successor Governmental Authority).

“Securities Act” means the Securities Act of 1933, as amended.

“Series A Preferred Stock” means the Company’s 10.0% Series A Cumulative Perpetual Preferred Stock, par value $0.0001 per share.

“SOX” means the Sarbanes-Oxley Act of 2002, as amended.

“Stockholder Approval” means the approval by Enservco’s stockholders, in accordance with NYSE American’s listing rules, of the issuance of the Converted Purchased Shares.

“Subsidiary” means, with respect to any Person, any corporation, partnership, association or other business entity of which (i) if a corporation, a majority of the total voting power of shares of stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or a combination thereof, or (ii) if a partnership, association or other business entity, a majority of the partnership or other similar ownership interests thereof is at the time owned or controlled, directly or indirectly, by any Person or one or more Subsidiaries of that Person or a combination thereof. For purposes hereof, a Person or Persons will be deemed to have a majority ownership interest in a partnership, association or other business entity if such Person or Persons will be allocated a majority of partnership, association or other business entity gains or losses or will be or control the managing director, managing member, general partner or other managing Person of such partnership, association or other business entity.

“Tax Return” means any return, declaration, report, claim for refund, information return or other documents (including any related or supporting schedules, statements or information) filed or required to be filed in connection with the determination, assessment or collection of any Taxes or the administration of any Laws or administrative requirements relating to any Taxes.

“Taxes” means (a) all direct or indirect federal, state, local, foreign and other net income, gross income, gross receipts, sales, use, value-added, ad valorem, transfer, franchise, profits, license, lease, service, service use, withholding, payroll, employment, social security and related contributions due in relation to the payment of compensation to employees, excise, severance, stamp, occupation, premium, property, windfall profits, alternative minimum, estimated, customs, duties or other taxes, fees, assessments or charges of any kind whatsoever, together with any interest and any penalties, additions to tax or additional amounts with respect thereto, (b) any Liability for payment of amounts described in clause (a) whether as a result of being a member of an affiliated, consolidated, combined or unitary group for any period or otherwise through operation of law and (c) any Liability for the payment of amounts described in clauses (a) or (b) as a result of any tax sharing, tax group, tax indemnity or tax allocation agreement with, or any other express or implied agreement to indemnify, any other Person.

“Trading Day” means a day on which the principal Trading Market is open for trading.

“Trading Market” means any of the following markets or exchanges on which the Enservco common stock is listed or quoted for trading on the date in question: the NYSE American, the Nasdaq Capital Market, the Nasdaq Global Market, the Nasdaq Global Select Market, the New York Stock Exchange, OTCQB or OTCQX (or any successors to any of the foregoing).

“Twenty-Day VWAP” means, for any date, the daily volume weighted average price of the Enservco common stock during the twenty (20) Trading Days preceding such date (or the nearest preceding date) on the Trading Market on which the Enservco common stock is then listed or quoted as reported by Bloomberg L.P. (based on a Trading Day from 9:30 a.m. (New York City time) to 4:02 p.m. (New York City time).

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IN WITNESS WHEREOF, each Party hereto has caused this Agreement to be signed and delivered by its respective duly authorized officer as of the date first written above.

STAR EQUITY HOLDINGS, INC.

By:	/s/ Richard K. Coleman, Jr.
	Name:	Richard K. Coleman, Jr.
	Title:	Chief Executive Officer

ENSERVCO CORPORATION

By:	/s/ Richard Murphy
	Name:	Richard Murphy
	Title:	Chairman and Chief Executive Officer